Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

T2 Biosystems, Inc.

Lexington, Massachusetts

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-274182, No. 333-254918, No. 333-206707, No. 333-216833, No. 333-225275, and No. 333-227847) and Form S-8 (No. 333-197946, No. 333-227850, and No. 333-238727) of T2 Biosystems, Inc. (the Company) of our report dated April 1, 2024, relating to the consolidated financial statements which appears in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.

Boston, Massachusetts

April 1, 2024